Prospectus Supplement	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated January 19, 2021)	Registration No. 333-252230

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4% Convertible Note Due 2022	$75,000,000	100.00%	$75,000,000	$6,952.50

(1)       Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

$75,000,000

Ideanomics, Inc.

4% Convertible Note Due 2022

Pursuant to this prospectus supplement and the accompanying prospectus, Ideanomics, Inc. (the “Company”, “we” or “us”) is offering $75,000,000 aggregate principal amount (the “Principal”) of our 4% convertible notes due 2022 (the “Note”) directly to YA II PN, Ltd. (the “Investor”) (and this prospectus supplement also relates to the shares of common stock that are issuable upon exercise of the Note) (the “Offering”). We will receive $75,000,000 from this Offering.

The Note has a fixed conversion price of $1.88 (the “Conversion Price). The Conversion Price is not subject to adjustment except for subdivisions or combinations of common stock. The Principal and the interest payable under the Note will mature on October 24, 2022 (the “Maturity Date), unless earlier converted or redeemed by the Company.

At any time before the Maturity Date, the Investor may convert the Note at their option into shares of our common stock at a fixed conversion price of $1.88.

The Company shall redeem in cash (a “Mandatory Redemption”) $8,333,333.33 in Principal, plus accrued and unpaid Interest on the outstanding Principal (the “Mandatory Redemption Amount”) each month during the term of this Note beginning on February 1, 2022 and continuing on each successive calendar month (each, a “Redemption Date”). The amounts of any conversions made by the Investor or any Optional Redemptions (as defined below) made by the Company contemporaneous with or prior to any Redemption Date shall have the effect of reducing the Mandatory Redemption Amount of payments coming due (in chronological order beginning with the nearest Redemption Date).

The Company has the right, but not the obligation, to redeem (“Optional Redemption”) a portion or all amounts outstanding under this Note prior to the Maturity Date at a cash redemption price equal to the Principal to be redeemed, plus accrued and unpaid interest, if any; provided that the Company provides Investor with at least 15 business days’ prior written notice of its desire to exercise an Optional Redemption and the volume weighted average price of the Company’s common stock over the 10 Business Days’ immediately prior to such redemption notice is less than the Conversion Price. The Investor may convert all or any part of the Note after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

No public market currently exists for the notes, and we do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system.

This prospectus supplement and the accompanying prospectus also cover the sale of the shares issuable to YA upon the conversion of the Note.  For additional information on the methods of sale that may be used by YA, see the section entitled “Plan of Distribution” on page S-18.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IDEX”. On October 22, 2021, the closing price of our Common Stock was $1.87 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page S-15, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated October 25, 2021

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus supplement or the accompanying prosepctus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 (File No. 333-252230) that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on January 19, 2021. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in the accompanying prospectus in one or more offerings.

This prospectus supplement provides specific details regarding the issuance of $75,000,000 principal amount of a 4% convertible note due 2022 (the “Note”). To the extent there is a conflict between the information contained in this prospectus supplement and accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined together with all documents incorporated by reference. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the shares of our common stock and other securities we may offer from time to time under our shelf registration statement, some of which does not apply to the common stock offered by this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and accompanying prospectus, you should rely on the information in this prospectus supplement. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined together with all documents incorporated by reference. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. You should also read and consider the information in the documents referred to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus to which we have referred you. Neither we nor the Investor have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We do not, and the Investor does not, take responsibility for, and can provide no assurances as to, the reliability of any information that others provide you. The information contained in, or incorporated by reference into, this prospectus supplement and contained in, or incorporated by reference into, the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of securities.

We are offering to sell, and are seeking offers to buy, the securities described herein only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the shares of common stock in certain states or jurisdictions or to certain persons within such states and jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any state or jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Unless the context otherwise requires, references to “we,” “our,” “us,” “IDEX” or the “Company” in this prospectus supplement mean Ideanomics, Inc., a Nevada corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents and information incorporated by reference in this prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

All statements in this prospectus supplement and the documents and information incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

PROSPECTUS SUPPLEMENT SUMMARY

Overview

Ideanomics, Inc. (“Ideanomics” or the “Company”) (Nasdaq: IDEX) was incorporated in the State of Nevada on October 19, 2004. From 2010 through 2017, our primary business activities were providing premium content video on demand (“VOD”) services, with primary operations in the PRC, through our subsidiaries and variable interest entities (“VIEs”) under the brand name You-on-Demand (“YOD”). We closed the YOD business during 2019.

Starting in early 2017, the Company transitioned its business model to become a next-generation financial technology (“fintech”) company. The Company built a network of businesses, operating principally in the trading of petroleum products and electronic components that the Company believed had significant potential to recognize benefits from blockchain and artificial intelligence (“AI”) technologies including enhancing operations, addressing cost inefficiencies, improving documentation and standardization, unlocking asset value and improving customer engagement. During 2018, the Company ceased operations in the petroleum products and electronic components trading businesses and disposed of the businesses during 2019. As we looked to deploy fintech solutions in late 2018 and into 2019, we identified a unique opportunity in the Chinese Electric Vehicle (“EV”) industry to facilitate large scale conversion of fleet vehicles from internal combustion engines to EV. This led us to establish our Mobile Energy Global (“MEG”) business unit. Fintech continues to be a sector of interest to us as we look to invest in and develop businesses that can improve the financial services industry, particularly as it relates to deploying blockchain and AI technologies.

Principal Products or Services and Their Markets

Overview

Ideanomics Mobility

Ideanomics Mobility is driving EV adoption by assembling a synergistic ecosystem of subsidiaries and investments across the 3 key pillars of EV: Vehicles, Charging, and Energy. These three pillars provide the foundation for Ideanomics Mobility’s planned offering of unique business solutions such as Charging as a Service (“CaaS”) and Vehicle as a Service (“VaaS”).

Each operating company within Ideanomics Mobility offers its own unique products and participates in a shared services ecosystem fulfilling Ideanomics’ Sales-to-Financing-to-Charging (“S2F2C”) model, with centralized supply chain operations and marketing expertise designed to accelerate growth and business opportunities across the group.

The combination of products from within its subsidiaries and investments, coupled with Ideanomics Mobility’s shared services, will provide the Company with the opportunity to bring to market unique business solutions intended to drive commercial fleet electrification such as Charging-as-a-Service and Vehicle-as-a-Service. These solutions offer fleet operators an opportunity to benefit from an OpEx-driven model which lowers the barrier to entry for the adoption of zero emissions fleets.

The Company believes that the EV market is poised for rapid growth. Bloomberg NEF estimates that global commercial EV sales will reach 1.2 million units in 2023. The global EV charging infrastructure market is expected to grow at a compound annual growth rate of 33.4% from 2021 to 2028 to $144.97 billion. President Biden’s administration is supportive of EV with a goal to achieve a 100% clean-energy economy and states such as California have accelerated timelines to phase out internal combustion engine (“ICE”) vehicles.

Ideanomics Mobility’s mission is to leverage its ecosystem of synergistic operating companies to generate efficiencies and increase business opportunities across the group. With a diverse commercial EV product offering, the company plans to use EV and EV battery sales and financing solutions to attract commercial fleet operators that will generate large scale demand for energy. The Company operates as an end-to-end solutions provider for the procurement, financing, charging and energy management needs for fleet operators of commercial EV. Ideanomics Mobility focuses on commercial EV rather than passenger personal EV, as commercial EV is on an accelerated adoption path when compared to consumer EV adoption – which is expected to take between ten to fifteen years. We focus on four distinct commercial vehicle types with supporting income streams: 1) Closed-area heavy commercial, in sectors such as Mining, Airports, and Sea Ports 2) Last-mile delivery light commercial 3) Buses and Coaches 4) Taxis. The vehicle financing solutions (such as purchase or leasing) would generate fee-based revenues whereas the charging and energy management would yield recurring revenue streams.

Ideanomics Mobility’s revenues are generated from its S2F2C operating model. The Company’s planned EV revenues will come from the sale of EVs under our Medici Motor Works and Treeletrik brands outside of the China and within China through our MEG operating units sale of other manufacturers vehicles and batteries.

The Company’s presence in the China market creates a deep knowledge of the logistics and supply chain for the manufacture of EVs, batteries and related components; this in turn enables the sourcing of high quality components at competitive prices for the Company’s operations outside of China.

Within the Ideanomics Mobility business unit there are four operating companies:

Mobile Energy Global (“MEG”)

The Company’s MEG business operates in China where government clean air regulations and subsidy programs provide a strong impetus for the adoption of commercial EV. The Company competes in China using its S2F2C. Using this model the Company helps the customer find the best vehicle for its needs and earns fees for every completed sale; revenue is derived from the spread between group buying of vehicles and price sold, fees for the arrangement of financing, and payments from subsequent charging and energy management.

Tree Technologies Sdn. Bhd. (“Tree Technologies”)

Tree Technologies is headquartered in Kuala Lumpur, Malaysia and through its Treeletrik brand sells EV bikes, scooters, and batteries throughout the ASEAN region. Two-wheel bikes and scooters form a large part of the transport infrastructure in the ASEAN region; according to Deloitte Consulting, there were 13.7 million motor bikes sold in the six major ASEAN countries in 2019. Environmental regulations in the ASEAN region help accelerate the adoption of EV bikes. The Company has also started to import Treeletrik brand EV bikes into the United States.

Medici Motor Works

Medici Motor Works plans to sell its own brand vehicles in the United States, Latin America and Europe. Presently, the Company is working with manufacturers based in China to design and build trucks, buses and closed-area vehicles for mining, airports and seaports.

Solectrac, Inc. (“Solectrac”)

On June 11, 2021, Ideanomics entered into an agreement and plan of merger (the “Agreement”) and acquired 78.6% of privately held Soletrac, Inc. (“Solectrac”) for an aggregate purchase price of $18,078,000 in cash as consideration (the “Transaction”), subject to customary purchase price adjustments set forth in the Agreement. Ideanomics now owns 100% of Soletrac. Solectrac is a California-based manufacturer, and distributor of premium zero-emission electric tractors that use clean renewable sources of energy, furthering the mission to reduce commercial fleet greenhouse gas emissions.

According to Research And Markets, the global agricultural tractor market is currently valued at $75 billion, with the North American agricultural tractor market expected to reach $20 billion by 2023. The largest segment for agricultural tractors is the below-40HP segment, where Solectrac's initial three models address the broad needs of the market. Its tractors are specifically designed to serve the needs of community-based farms, vineyards, orchards, equestrian arenas, greenhouses, and hobby farms.

Founded in 2012 to take electric tractors into commercial production, Solectrac was incorporated as a California Benefit Corp in 2019. It has received grants from the Indian U.S. Science and Technology Fund and the National Science Foundation. In 2020, Solectrac received the World Alliance Solar Impulse Efficient Solutions label from the Solar Impulse Foundation. The label was awarded for being one of the one thousand most efficient and profitable solutions that can transition society to being economically viable while being environmentally sustainable.

Recent Developments Since December 31, 2020

On September 15, 2021 (the “Effective Date”), the Company entered into a Framework Agreement (the “Framework Agreement”) with Energica Motor Company S.p.A., a joint stock company incorporated under the laws of Repubic of Italy (“Energica”), CRP Meccanica S.r.l., a limited liability company incorporated under the laws of Republic of Italy (“CRP Meccanica”), Maison ER & Cie S.a., a limited liability company incorporated under the laws of Luxembourg (“Maison”), CRP Technology S.r.l., a limited liability company incorporated under the laws of the Republic of Italy (“CRP Technology”), Andrea Vezzani (“Vezzani”), Giampiero Testoni (“Testoni” and, together with CRP Meccanica, Maison, CRP Technology and Vezzani, the “Founders” and each a “Founder”). Ideanomics, Energica and the Founders, are herein referred to collectively, as the “Parties” and each a “Party”. Ideanomics currently owns 20% of the Energica ordinary shares which are outstanding.

Ideanomics expects to launch, by acting in concert with the Founders, a voluntary and conditional public tender offer (the “Tender Offer”) for (i) the approximately 11,107,505 ordinary shares which are in Energica’s public float for an aggregate purchase price of approximately €35,544,016 (the “Public Float Shares”) traded on AIM Italia, a multilateral trading facility organized and managed by Borsa Italiana (“AIM Italia”) and (ii) the one-third of the ordinary shares owned by the Founders which consist of 2,529,731 shares held by CRP Meccanica and 2,091,940 shares held by CRP Technology (the “CRP Shares”, together with the Public Float Shares, the “Tender Shares”) (for a whole amount of 4,621,671 shares or approximately €15,000,000 aggregate purchase price) aimed at obtaining the delisting of Energica’s ordinary shares from AIM Italia (the “Delisting”), with a view to increase and maximize the value of Energica in line with its growth and development goals. The Parties have agreed that Energica’s governance in the event of a successful completion of the Tender Offer will be governed by a separate shareholders agreement (the “Shareholders Agreement”) to be entered into by the parties to the Shareholders Agreement.

The Tender Offer, among other things, is subject to the following terms and conditions: (a) the Tender Offer shall be a voluntary offer for the Tender Shares traded on AIM Italia; and on all 1,037,400 warrants admitted to trading on the AIM Italia and due to expire on October 15, 2021 (the “Energica Warrants 2016-2021”), to the extent such warrants are not expired, at a price: (i) per each Tender Share equal to the price of €3.20 per share, to be offered by Ideanomics in the Tender Offer (the “Offer Price”); and (ii) per Energica Warrants 2016-2021 equal to €0.10; (b) the Offer Price will be paid by Ideanomics on each date on which the Offer Price will be paid to Energica shareholders that have tendered their shares to the Tender Offer, including, if applicable, in the context of the squeeze out procedures (the “Payment Date”) for each Tender Share tendered to the Tender Offer; and (c) acceptances of the Tender Offer by shareholders of Energica of a minimum aggregate number of Tender Shares such as to allow Ideanomics in concert with the Founders, to hold at the end of the period of duration of the Tender Offer to be agreed between Ideanomics and Commissione Nazionale per le Società e la Borsa, or Consob, as possibly extended (the “Offer Period”) at least 90% of the overall Energica voting rights (“Minimum Acceptance Level Condition”), it being understood that if the Tender Offer does not reach an aggregate of 90% then Ideanomics will not be required to close the purchase of any of the Tender Shares; (d) that, between the Effective Date and the Payment Date, the corporate bodies of Energica do not carry out or undertake to carry out acts or transactions that may cause a significant deterioration, even prospectively, compared to the situation as of the date of the financial statements as of December 31, 2020, in the capital, assets, operating, business and financial results and/or activity of Energica; (e) that Energica or the Founders respectively do not resolve or cause to resolve, and in any event do not execute or undertake to execute, any acts or transactions that may conflict with the pursuit of the objectives of the Tender Offer, even if such acts or transactions have been authorized by the ordinary or extraordinary shareholders’ meeting of Energica; and (f) the non-occurrence of extraordinary circumstances or events at a national or international level that entail or may entail material adverse changes in the political, financial, economic, currency, regulatory or market situation having prejudicial effects on the Tender Offer or on the capital, financial, or economic situation of Energica with respect to the Tender Offer, compared to that resulting as at the date of the financial statements as of December 31, 2020 and no facts or situations relating to Energica, not known to the market, have arisen which would have the effect of materially prejudicing the business of Energica or its financial, asset, economic situation, compared to that resulting as at the date of the financial statements as of December 31, 2020.

Pursuant to the Shareholders Agreement, within 15 business days from the Delisting, Ideanomics will subscribe to the convertible notes issued by Energica for an amount up to €8,000,000, for a duration of 60 months, at an annual interest rate of 8.00% consistent with the financial needs of Energica as provided by the First Annual Business Plan 2022, each Annual Business Plan and the Three Year Capital Plan (“Additional Financing”). Energica will have the right to call tranches of up to €1,000,000 with a 30-day notice, or of a different size and timing as agreed upon by the parties to the Shareholders Agreement. Energica agreed to reimburse the interest starting from the expiry of the first year from subscription of the convertible notes on a monthly basis. At the maturity date, principal and outstanding interests of the convertible notes shall be reimbursed in cash by Energica or converted into Energica share, at Ideanomics’s discretion, at a conversion price of €3.20 per share.

The parties to the Shareholders Agreement have also agreed to take all actions within their respective power, including, without limitation, by voting their shares of Energica and causing their respective affiliates to vote their shares of Energica, required to cause the board of directors of Energica (“Board”) to consist of five (5) individuals designated in writing by the parties in accordance with the Shareholders Agreement. Ideanomics shall have the right to designate three (3) members of the Board, including the Vice Chairman, and CRP Meccanica shall have the right to designate two (2) members of the Board, including the Chariman of the Board and the chief executive officer. Certain material actions require the consent of holders of at least ninety percent (90%) of the share capital of Enerica, including changes in By-laws, liquidation and mergers, demergers and other changes in corporate form.

The Energica Shareholders agreed not to transfer, directly or indirectly, any shares held by each of them in the share capital of Energica until the expiry of the 12th month from the execution of the Shareholders Agreement. Once the aforesaid lock-up period has expired, the transfer by one shareholder of shares of capital stock of Energica are subject to preemptive rights of the other shareholders. Subject to such preemptive rights, and following the lock-up period, should an Energica Shareholders (the “Tagged Shareholders”), receive, and intend to accept, an offer to sell to a bona fide third party that is not Ideanomics, Energica and the Founders or a related party or affiliate of Ideanomics, Energica and the Founders, their interest in Energica, in whole or in part (the “Shares on Sale”), the other Energica Shareholders (the “Tag-Along Shareholders”) shall be entitled to sell the shares held by the same in the share capital of Energica (the “Tag-Along Right”) at the same price and conditions offered to the Tagged Shareholders in accordance with the provisions of the Shareholders Agreement.

The Shareholders Agreement will remain valid and in force for the earlier of five (5) years from the date of execution of the Shareholders Agreement or an initial public offering on a recognized stock exchange to be identified and determined in agreement by the parties (“Qualifying IPO”), or any other liquidity event, such as a trade sale of Energica shares (jointly with the Qualifying IPO, a “Liquidity Event”).

On August 30, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Longboard Merger Corp. (“Merger Sub”), VIA Motors International, Inc. (“VIA”) and Shareholder Representative Services LLC, in its capacity as Stockholders’ Representative, whereby, at the effective time, Merger Sub will merge with and into VIA (the “Merger”), with VIA being the surviving corporation of such merger and Ideanomics being the owner of 100% of the issued and outstanding equity of VIA. The total aggregate consideration payable in connection with this transaction is equal to $630,000,000, consisting of an upfront payment at the closing of the transaction of $450,000,000 and an earnout payment of up to $180,000,000 payable before December 31, 2026, subject to fulfillment of certain conditions (such payments together, the “Merger Consideration”). The Merger Consideration is subject to customary purchase price adjustments set forth in the Merger Agreement and is payable in shares of common stock of Ideanomics. The Merger Agreement contains termination rights for each of Ideanomics and VIA and the completion of the Merger is subject to satisfaction or waiver of certain customary closing conditions, including the receipt of the required approvals from the Company’s stockholders and VIA stockholders.

Since December 31, 2020 the Company has completed a number of transactions that have expanded the scope of the Company’s EV activities.

U.S. Hybrid

On May 12, 2021, Ideanomics entered into an agreement to acquire U.S. Hybrid Corporation (“US Hybrid”). Founded in 1999, and headquartered in Torrance, California, U.S. Hybrid has been providing innovative solutions including components, drive trains, and fuel cells to medium and heavy-duty commercial fleet operators. U.S. Hybrid designs, manufactures, and markets integrated power conversion systems for battery electric, fuel cell, and hybrid vehicles, as well as systems for renewable energy generation and storage. The company has been leading the clean-tech revolution by offering integrated power conversion components and integrated motor drives, motors and controllers, distributed energy management systems, and DC-DC boost converters - equipment that is vital to the growth of the broader EV industry. In addition to its relationships with leading original equipment manufacturers, U.S. Hybrid has delivered projects for the private and public sectors, including the defense industry and governmental customers.

U.S. Hybrid has reliably demonstrated proven powertrain technology, along with DC-DC converters which possess high efficiency ratings and fast dynamic response capabilities. U.S. Hybrid enjoys long-term commercial relationships in various industries including Commercial, Defense and Aerospace, and Transit/Municipal for its battery electric vehicle, fuel cell energy, and hybrid platforms.

The acquisition of U.S. Hybrid brings to Ideanomics the application of U.S.-built technology, for use in its own vehicles, and significantly extends the company's capabilities in zero-emission transportation. U.S. Hybrid will continue to service its existing customer base, and Ideanomics will assist them in scaling their business operations within the Ideanomics Mobility business division. U.S. Hybrid operates from locations in California, Connecticut, and Massachusetts.

WAVE

On January 15, 2021 acquired 100% of privately held Wireless Advanced Vehicle Electrification, Inc. (“WAVE”).

Founded in 2011, and headquartered in Salt Lake City, Utah, WAVE is a leading provider of inductive (wireless) charging solutions for medium and heavy-duty EVs. Embedded in roadways and depot facilities, the WAVE system automatically charges vehicles during scheduled stops. The hands-free WAVE system eliminates battery range limitations and enables fleets to achieve driving ranges that match that of internal combustion engines.

Deployed since 2012, WAVE has demonstrated the capability to develop and integrate high-power charging systems into heavy-duty EVs from leading commercial EV manufacturers. With commercially available wireless charging systems up to 250kW and higher power systems in development, WAVE provides custom fleet solutions for mass transit, logistics, airport and campus shuttles, drayage fleets, and off-road vehicles at ports and industrial sites.

Wireless charging systems offer several compelling benefits over plug-in-based charging systems, including reduced maintenance, improved health and safety, and expedited energy connection and are important to the deployment of autonomous driving vehicles. Furthermore, wireless in-route charging enables greater route lengths or smaller batteries while also maintaining battery life, thereby reducing costs for fleet operators. WAVE customers include what is currently the largest EV bus system in the U.S., the Antelope Valley Transit Authority, and its partnerships include Kenworth, Gillig, BYD, Complete Coach Works and the Department of Energy.

Energica Motor Company, S.P.A. (“Energica”)

On March 3, 2021 the Company purchased 20% of Energica, the world’s leading manufacturer of high-performance electric motorcycles and the sole manufacturer of the FIM Enel MotoE™ World Cup. Energica has combined zero emission EV technology with the pedigree of high-performance mobility synonymous with Italy’s Motor Valley to create a range of exceptional products for the high-performance motorcycle market. To support its products, it has developed proprietary EV battery and DC fast-charging in-house that has applications and synergies with Ideanomics’ broader interests in the global EV sector.

Silk EV Cayman LP (“Silk”)

On January 28, 2021, the Company invested $15.0 million in Silk EV via a promissory note. Silk is an Italian engineering and design services company that has recently partnered with FAW to form a new company (Silk-FAW) to produce fully electric, luxury vehicles for the Chinese and Global auto markets. Silk-FAW has exclusive rights to develop Hongqi-S brand high-end electric sports cars. The Hongqi brand is the most well-known luxury auto brand in China. Silk-FAW vehicles are being designed in Italy’s Motor Valley and is attracting talent from the luxury and high-performance auto market. Partnering with Silk provides access to Silk-FAW’s Innovation Centers providing us insight into technological advancements and all best-in-breed technology evaluated at those centers to support the development of high-performance sportscars (battery tech, power management systems, high performance motors).

Ideanomics Capital

Ideanomics Capital is the Company's fintech business unit, which focuses on leveraging technology and innovation to improve efficiency, transparency, and profitability for the financial services industry.

Technology Metals Market Limited (“TM2”)

TM2 is a London based digital commodities issuance and trading platform for technology metals. It connects institutional investors, proprietary traders and retail investors with metals suppliers – miners, refiners, recyclers and mints. The platform focuses specifically on new metals that currently don’t have an active trading marketplace, such as rhodium, lithium, cobalt, rhenium, etc. The Company’s ownership interest in TM2 provides valuable data and insight into the global technology metals market, which is critical to the future of the Cleantech and EV industries. TM2 connects both pillars of Cleantech and Fintech. The types of metals and materials traded on the TM2 platform are critical to Cleantech (for EV battery production, energy storage systems, solar cells, etc.,) while the Fintech platform is innovative in representing these commodities which do not exist on traditional exchanges.

On January 28, 2021, the Company entered into a simple agreement for future equity with TM2 pursuant to which Ideanomics invested $2.1 million. This investment is a follow-on investment further the Company’s prior investment of $1.2 million in stock-based consideration in December 2019.

Delaware Board of Trade (“DBOT”)

The Delaware Board of Trade (“DBOT”) is a broker dealer that also operates an Alternative Trading System (“ATS”), presently DBOT is not trading; the business remains in full regulatory compliance. Recent developments have pointed to increased recognition of digital securities’ relevance in regulated global capital markets. As well, regulatory easing of certain restrictions such as the threshold for private securities (Reg A+), along with good demand for products such as pre-IPO issuance, provide good tailwind for the broker dealers business. The Company has filed a continuing membership application for private placement activities in the primary markets. The Company believes that growing demand for private placements, along with increased attention in digital securities, provide a favorable environment for DBOT’s future growth.

Timios

On January 8, 2021 the Company acquired 100% of privately-held Timios Holdings Corp. ("Timios"). Timios, a nationwide title and escrow services provider, which has been expanding in recent years through offering innovative and freedom-of-choice-friendly solutions for real estate transactions. The products include residential and commercial title insurance, closing and settlement services, as well as specialized offerings for the mortgage process industry.

Ideanomics expects that Timios will become one of the cornerstones of Ideanomics Capital. Timios combines difficult to obtain local and state licenses, a knowledgeable and experienced team, and a scalable platform to deliver best-in-class services through both centralized processing and localized branch networks. Ideanomics will assist Timios in scaling its business in various ways, including referring client acquisitions and product innovation.

Founded in 2008 by real estate industry veteran Trevor Stoffer, Timios' vision is to bring transparency to real estate transactions. The company offers title and settlement, appraisal management, and real-estate-owned (“REO”) title and closing services in 44 states and currently serves more than 280 national and regional clients.

Non-Core Assets

The Company has identified a number of business units that it considers non-core and is evaluating strategies for divesting these assets. The non-core assets are Grapevine, a marketing and ecommerce platform focused on influencer marketing, and FinTech Village a 58-acre development site in West Hartford, Connecticut.

On January 28, 2021, the Company’s Board of Directors accepted an offer of $2.75 million for Fintech Village, and subsequently signed a non-binding sale contract on March 15, 2021. The Company believes that Fintech Village met the criteria for held for sale classification on January 28, 2021.

Sources and Availability of Raw Materials

The Company’s Tree Technologies business located in Malaysia and its WAVE business located in Utah, United States, (acquired in the first quarter of 2021 – see “Recent Developments” section) assemble and manufacture motor bikes and inductive charging systems respectively. These businesses depend on a ready supply of components that are sourced domestically and internationally and any interruption to the supply of components could have an adverse impact on the Company’s results. The Company’s suppliers that manufacture EVs and batteries depend on a ready supply of raw materials and components, consequently a shortage of raw materials or components could adversely impact their manufacturing process and, potentially, impact the Company’s revenues as it may not be able to complete orders that it had received. The Company may also be adversely impacted if global logistic and supply chains are interrupted.

Seasonality

The Company expects that orders and sales will be influenced by the amount and timing of budgeted expenditure by its customers. Typically, the Company would expect to see higher sales at the start of the year when companies start executing on their capital programs and at the end of the year when companies are spending any surplus or uncommitted budget before the new budget cycle commences. The Company’s operating businesses are in the early stage of their development and consequently do not have sufficient trading histories to project seasonal buying patterns with any degree of confidence.

Working Capital Requirements

As the Company expands its business the need for working capital will continue to grow. From time to time the Company’s MEG operating division in China has the opportunity to purchase a large number of vehicles at a favorable price, the terms of the purchase contract frequently require the Company to pay some or all of the cost in advance of the delivery of the vehicles with the resultant need to commit material amounts of working capital. The Company’s Tree Technologies subsidiary requires working capital to support the assembly of EV motor bikes and scooters for the ASEAN market. The Company acquired WAVE and Solectrac in the first quarter of 2021 (see the “Recent Developments” section), both of these businesses will require working capital to fund the purchase of components for the assembly of wireless charging systems and electric tractors, respectively. The Company will continue to raise both debt and equity capital to support the working capital needs of these businesses and its U.S. Head Office functions.

Trade marks, Patents and Licenses

The Company’s Intelligenta business operates under a license granted by Seasail Ventures Limited (“Seasail”). The license does not have a stated term.

Customer Concentration

The Company is in the process of building out its Ideanomics Mobility unit and has not yet reached a stage of development where the loss of any single customer would have a material adverse effect on the Company.

Reliance on Government Contracts

The Company does not contract directly with the government of the PRC, however it does have investments, partnerships and agreements with the State Own Entities (“SOE”) described above. Additionally, the rate at which commercial fleets convert to EV is heavily influenced by federal and provincial policies in the PRC as they relate to clean air and adoption of EV technology. Consequently, the Company’s results may be adversely impacted by changes in regulations in the PRC.

Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

Ideanomics Mobility

Purchasers of commercial vehicles have the choice between traditional ICE vehicles and EVs and this is likely to continue for at least the next five years and possibly longer. The most important drivers for the development of the commercial fleet EV market are federal and provincial regulations relating to clean air and electronic vehicles including subsidies and incentives to help owners of fleets of commercial vehicles to convert from combustion engines to EV. The speed at which fleet operators convert to EV is highly correlated with government regulations, targets and related subsidies and incentives. If the governments, or municipalities, change the regulations, targets, incentives or subsidies then the rate at which fleet operators convert their vehicles to EV could slow down which in turn may lead to lower revenues for the Company. Additionally, the rate, and form in which, the commercial fleet EV market develops is dependent upon technological developments in battery and charging systems; deployment of the charging infrastructure to support widespread commercial EV use and the development of new financing and lending structures that address the different collateral and resale values of the battery and vehicle versus internal combustion engine vehicles.

In addition to its directly owned operations the Company operates through a network of investment arrangements, partnerships and formal and informal alliances; consequently, its competitive position could be adversely impacted if one of the members of the alliance was not able to meet the demand for its products, decides not to continue to cooperate with the Company, or goes out of business.

Ideanomics Capital

The Company’s Ideanomics Capital business unit operates in sectors that are undergoing rapid change.

DBOT is a broker dealer that also operates an ATS. In April 2020 the Company ceased trading OTC equities, terminated the employees assigned to DBOT and the services needed to operate the business. The Company has continued to maintain DBOT’s regulatory licenses and required regulatory capital. The Company has applied for regulatory approval to broker digital securities and tokens, this is a nascent market which the Company believes has good long-term potential.

Preferred Stock

The Company has a multi-tiered capital structure that includes Series A Preferred Stock.

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. The holders of the Series A Preferred Stock are entitled to ten (10) votes for each one (1) share of common stock that is issuable upon conversion of a share of Series A Preferred Stock (each of the 7,000,000 shares of Series A Preferred Stock is convertible into 0.1333333 shares of Common Stock, or a total of 9,333,330 votes). Except as required by law, all shares of Series A Preferred Stock and all shares of common stock shall vote together as a single class.

Conversion. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into ten (10) fully paid and nonassessable shares of common stock, subject to adjustment as provided in the Certificate of Designation.

Dividends. The Series A Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event. For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series A Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

Corporate Information

Ideanomics, Inc. (formerly China Broadband, Inc., Seven Stars Cloud Group, Inc. and WeCast) was incorporated in Nevada on October 19, 2004 pursuant to a reorganization of a California entity formed in 1988. Prior to January 2007 we were a blank check shell company. On January 23, 2007, we acquired CB Cayman, which at the time was a party to the cooperation agreement with our PRC-based WFOE, in a reverse acquisition transaction. Our principal executive offices are located at 1441 Broadway, Suite 5116, New York, NY 10018, and our telephone number is (212) 206-1216. Our corporate website address is www.ideanomics.com. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

THE OFFERING

Notes	$75,000,000 aggregate principal amount of 4% convertible notes due 2021

Purchaser	YA II PN, Ltd. pursuant to the Convertible Note dated October 25, 2021

Fixed Conversion Price for the Note	The Note is convertible into shares of common stock at a fixed conversion price $1.88 share at any time prior to October 24, 2022 unless redeemed earlier. The conversion price is not subject to adjustment except for subdivisions or combinations of common stock.

Proceeds	$75,000,000

Interest	4% per annum

Ranking	The Note will be a subordinated unsecured obligation and will be effectively subordinated to our existing and future secured indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables

Payment

The Company shall redeem in cash $8,333,333.33 in principal (each a “Mandatory Redemption Date”), plus accured and unpaid Interest on the outstanding Principal each month during the term of this Note beginning on February 1, 2022 and continuing on each successive calendar month (each a “Redemption Date”). The amounts of any conversions made by the Investor or any Optional Redemptions (as defined below) made by the Company contemporaneous with or prior to any Redemption Date shall have the effect of reducing the Mandatory Redemption Amount of payments coming due (in chronological order beginning with the nearest Redemption Date).

Maturity	October 24, 2022, unless earlier redeemed or converted.

Use of Proceeds	We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including for general working capital purposes, which may include the repayment of outstanding debt and investment and acquisition activities.

Optional Redemption	The Company has the right, but not the obligation, to redeem a portion or all amounts outstanding under this Note prior to the Maturity Date at a cash redemption price equal to the Principal to be redeemed, plus accrued and unpaid interest, if any provided that the Company provides Investor with at least 15 business days’ prior written notice of its desire to exercise an Optional Redemption and the volume weighted average price of the Company’s common stock over the 10 Business Days’ immediately prior to such redemption notice is less than the Conversion Price. The Investor may convert all or any part of the Note after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

Public Market	The notes are a new class of securities for which no public market currently exists. We do not intend to apply to list the notes on any securities exchange or for quotation on any inter-dealer quotation system. Accordingly, a liquid market for the notes may never develop.

Symbol for our common stock on the Nasdaq Capital Market	“IDEX”

Risk Factors	Investing in the notes involves risks. See “Risk Factors.”

Resale	This prospectus supplement and the accompanying prospectus also cover the resale of shares issued to YA II PN, Ltd. upon the conversion of the Note. See “Plan of Distribution” on page S-18.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the Commission, which are incorporated by reference into this prospectus supplement and accompanying prospectus. In addition to carefully reading the risk factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the Commission, you should carefully consider the following additional risk factors.

Risks Related to this Offering

We have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of outstanding debt and investment and acquisition activities. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.

You may experience future dilution as a result of this or future offerings, and the issuance and sale of common stock hereunder may depress our stock price.

Shares issued pursuant to the conversion of the Note will have a dilutive impact on our existing shareholders. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Additionally, such sales could cause the market price of our common stock to decline. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common shareholder, which could impair the value of our common stock.

We have never paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Our common stock may become the target of a “short squeeze.”

In 2021, the securities of several companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of common stock and buy-and-hold decisions of longer investors, resulting in what is sometimes described as a “short squeeze.” Short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Sharp rises in a company’s stock price may force traders in a short position to buy the shares to avoid even greater losses. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those shares have abated. We may be a target of a short squeeze, and investors may lose a significant portion or all of their investment if they purchase our shares at a rate that is significantly disconnected from our underlying value.

Risks Related to Our Business

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus supplement.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

Shareholder Class Actions and Derivative Litigation

On July 19, 2019, a purported class action, now captioned Rudani v. Ideanomics, et al. Inc., was filed in the United States District Court for the Southern District of New York against the Company and certain of its current and former officers and directors. The Amended Complaint alleges violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934. Among other things, the Amended Complaint alleges purported misstatements made by the Company in 2017 and 2018. As part of a mediation, the parties reached a settlement in principle for $5.0 million. The settlement agreement has been preliminarily approved by the Court and is subject to final court approval.

On June 28, 2020, a purported securities class action, captioned Lundy v. Ideanomics et al. Inc., was filed in the United State District Court for the Southern District of New York against the Company and certain current officers and directors of the Company. Additionally, on July 7, 2020, a purported securities class action captioned Kim v. Ideanomics, et al, was filed in the Southern District of New York against the Company and certain current officers and directors of the Company. Both cases alleged violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 arising from certain purported misstatements by the Company beginning in June 2020 regarding its MEG division. On November 4, 2020, the Lundy and Kim actions were consolidated and is now titled “In re Ideanomics, Inc. Securities Litigation.” In December 2020, the Court appointed Rene Aghajanian as lead plaintiff and an amended complaint was filed in February 2021, alleging violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 arising from certain purported misstatements by the Company beginning in March 2020 regarding its MEG division. The defendants filed a motion to dismiss on May 6, 2021 that remains pending. While the Company believes that this action is without merit, there can be no assurance that the Company will prevail. The Company cannot currently estimate the possible loss or range of losses, if any, that it may experience in connection with this litigation.

On July 10, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Toorani v. Ideanomics, et al. The Complaint alleges violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and corporate waste and seeks monetary damages and other relief on behalf of the Company. Additionally, on September 11, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the Southern District of New York, captioned Elleisy, Jr. v. Ideanomics, et al, alleging violations and allegations similar to the Toorani litigation. On October 10, 2020, the Court in the Elleisy and Toorani, consolidated these two actions. Additionally, on October 27, 2020, the Company was named as a nominal defendant, and certain of its former officers and directors were named as defendants, in a shareholder derivative action filed in the United States District Court for the District of Nevada, captioned Zare v. Ideanomics, et al, alleging violations and allegations similar to the Toorani and Elleisy litigation. The Company and certain of the defendants, including the Company, have reached a settlement in principle in which the Company has agreed to certain corporate governance and internal procedure reforms and is not expected to have a material financial impact on the Company. The settlement in principle is subject to finalization and approval of the Court.

SEC Investigation

As previously reported, the Company is subject to an investigation by the SEC and continues to respond to various information and requests from the SEC. The Company is fully cooperating with the SEC’s requests and cannot predict the outcome of this investigation.

Our results of operations in the future could be adversely impacted by the COVID-19 pandemic, and the duration and extent to which it will impact our results of operations remain uncertain.

In December 2019, a novel strain of coronavirus, termed COVID-19, was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. In March 2020 the World Health Organization characterized the outbreak as a “pandemic”, and the pandemic has been declared a National Emergency by the United States Government. The growth of the COVID-19 pandemic has created significant volatility and uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts our business, operations, financial results and financial condition will depend on numerous evolving factors that are uncertain and cannot be predicted, including: an economic downturn that could affect demand for electric vehicle supply equipment and related services; the duration and scope of the pandemic; government, business and individuals’ actions taken in response; the effect on our partners, customers and the demand for our services and products; disruptions to the global supply chain; our ability to sell and provide our services and products, including as a result of travel restrictions and people working from home; disruptions to our operations resulting from the illness of any of our employees; restrictions or disruptions to transportation, including reduced availability of ground or air transport; the ability of our customers to pay for our services and products; and any closures of our, our partners’, our suppliers’ and our customers’ facilities. In addition, the impact of COVID-19 on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity and energy prices, and interest rates. Any of these events could amplify the other risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and could materially adversely affect our business, financial condition, results of operations and/or stock price.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities under this prospectus supplement, if any, for general corporate purposes, including for general working capital purposes, which may include the repayment of debt and investment and acquisition activities.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” on page 14 of the accompanying prospectus.

PLAN OF DISTRIBUTION

On October 25, 2021, we entered into the Note with the Investor. In addition to our issuance of the Note to YA, this prospectus supplement and the accompanying prospectus also covers the sale of the shares of common stock issuable to YA upon the conversion of the Note. We have agreed in the Note to provide customary indemnification to YA. It is possible that our shares may be sold by YA in one or more of the following manners:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	to a broker-dealer as principal and resale by the broker-dealer for its account; or
•	a combination of any such methods of sale.

YA and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common stock by YA or any unaffiliated broker-dealer. Under these rules and regulations, YA and any unaffiliated broker-dealer:

•	may not engage in any stabilization activity in connection with our securities;
•	must furnish each broker which offers shares of our common stock covered by the prospectus supplement and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.
•	These restrictions may affect the marketability of the common shares by YA and any unaffiliated broker-dealer.

LEGAL MATTERS

Certain legal matters with respect to the validity of the issuance of the securities offered hereby have been passed upon for us by Sherman Howard LLC, Las Vegas, Nevada.

EXPERTS

The consolidated balance sheets of Ideanomics, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended December 31, 2020, and related notes (collectively referred to as the “financial statements”), have been audited by B F Borgers CPA PC, independent registered public accounting firm, as stated in their report, which includes explanatory paragraphs as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the Commission. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Commission to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus supplement does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the Commission at the address listed above or from the Commission’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus supplement (other than with respect to information furnished under Item 2.02 or Item 7.01 of any Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on May 17, 2021 and August 16, 2021, respectively.

•	our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on each of January 8, 2021, January 8, 2021, January 19, 2021, January 22, 2021, February 1, 2021, February 3, 2021, February 12, 2021, March 1, 2021, March 4, 2021, March 22, 2021, April 5, 2021, April 6, 2021, April 14, 2021, April 26, 2021, May 14, 2021, June 11, 2021, June 11, 2021, June 17, 2021, July 29, 2021, July 30, 2021, August 4, 2021, August 13, 2021, August 30, 2021, September 2, 2021, September 3, 2021, September 10, 2021, September 21, 2021, and September 27, 2021, to the extent the information in such reports is filed and not furnished.

•	the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on May 29, 2012, including any amendment or reports filed for the purposes of updating this description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus supplement is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus supplement.

The information about us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 1441 Broadway, Suite 5116, New York, NY 10018, phone number (212) 206-1216.

PROSPECTUS

Ideanomics, Inc.

Common Stock
Preferred Stock
Warrants

Subscription Rights

Debt Securities
Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an indeterminate initial offering price. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “IDEX”. On January 15, 2021, the closing price of our Common Stock was $3.18 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus is listed on any national securities exchange or automated quotation system.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 13, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated January 19, 2021

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

Unless the context otherwise requires, references to “we,” “our,” “us,” “IDEX” or the “Company” in this prospectus mean Ideanomics, Inc., a Delaware corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT IDEANOMICS

Overview

Ideanomics, Inc. (Nasdaq: IDEX) was incorporated in the State of Nevada on October 19, 2004. From 2010 through 2017, our primary business activities were providing premium content video on demand (“VOD”) services, with primary operations in the PRC, through our subsidiaries and variable interest entities under the brand name You-on-Demand (“YOD”). We closed the YOD business during 2019.

Starting in early 2017, the Company transitioned its business model to become a next-generation financial technology (“fintech”) company. The Company built a network of businesses, operating principally in the trading of petroleum products and electronic component that the Company believed had significant potential to recognize benefits from blockchain and AI technologies including, for example, enhancing operations, addressing cost inefficiencies, improving documentation and standardization, unlocking asset value and improving customer engagement. During 2018 the Company ceased operations in the petroleum products and electronic components trading businesses and disposed of the businesses during 2019. Fintech continues to be a priority for us as we look to invest in and develop businesses that can improve the financial services industry, particularly as it relates to deploying blockchain and AI technologies. As we looked to deploy fintech solutions in late 2018 and into 2019, we found a unique opportunity in the Chinese Electric Vehicle (EV) industry to facilitate large scale conversion of fleet vehicles from internal combustion engines to EV. This led us to establish our Mobile Energy Global (MEG) business unit.

Recent Developments

On December 28, 2020, the Company through its Mobile Energy Group and its Contracting Entity Qingdao Chengyang Medici Zhixing New Energy Automobile Co., Ltd. (“Qingdao Chengyang Midici”), have entered into an automobile sales contract, effective December 28, 2020 (the “Sales Agreement”) and a four party payment agreement, effective December 28, 2020 (the “Payment Agreement” and, with the Sales Agreement, the “Agreements”), with Meihao Travel (Hangzhou) Automobile Technology Co., Ltd. (“Meihao Chuxing”), a joint venture of BYD (HK) Co. Ltd and Didi Chuxing, to purchase and pay for an initial 2,000 units of the model BYD D1 electric vehicle. Under the terms of the Agreements, among other things, (i) the purchase price per vehicle is RMB 112,000, and the total contract price is RMB 224,000,000, including 13% VAT tax; and (ii) Ideanomics and Qingdao Chengyang Midici are obligated to pay RMB 22,400,000 as a down payment, subject to certain conditions. The Agreements are written in the Chinese language and are governed by the law of the People’s Republic of China.

On January 8, 2020, the Company acquired 100% of the outstanding capital stock of Timios Holding Corp. for approximately $40,000,000 subject to customary purchase price adjustments including an agreement that Ideanomics increase the consideration by the amount of cash Timios leaves in the business. Timios provides title and escrow services for real estate transactions.

On January 15, 2021, the Company acquired 100% of privately held Wireless Advanced Vehicle Electrification, Inc. (“WAVE”) for an aggregate purchase price of $50,000,000 in a combination of $15,000,000 of cash and $35,000,000 worth of Ideanomics stock as consideration, subject to customary purchase price adjustments. WAVE is a provider of wireless charging solutions for medium and heavy-duty electric vehicles. Ideanomics agreed to fund $25,000,000 in growth capital to WAVE over the course of the two years following closing. Pursuant to the acquisition of WAVE, the Company agreed to three earnouts that could result in an additional payment of up to $30,000,000 to the sellers based upon: (i) revenue and gross profit margin metrics in calendar year 2021; (ii) revenue and gross profit margin metrics in calendar year 2022 and (iii) revenue and gross profit margin metrics for 2021 and 2022 collectively.  Ideanomics has also agreed to a performance and retention plan for the benefit of certain WAVE’s employees which could result in up to $10,000,000 paid to such employees if certain gross revenue targets and certain gross profit margins are achieved for 2021 and 2022.

Principal Products or Services and their Markets

The Company operates in one segment which has two business units, the Mobile Energy Global and Ideanomics Capital.

Mobile Energy Group (MEG)

MEG’s mission is to use EV and EV battery sales and financing to attract commercial fleet operators that will generate large scale demand for energy, Energy Storage Systems (ESS) and Energy Management Contracts (EMC). Additionally, MEG will become a key player in the supply chain of crucial metals required for EV batteries, which are the center piece of mobile energy. The MEG business operates as an end-to-end solutions provider for the procurement, financing, charging and energy management needs for fleet operators of commercial Electronic Vehicles (EV). MEG operates through a series of joint ventures with the leading companies in the commercial EV space, principally in China, and earns fees for every transaction completed based on the spread for group buying of vehicles and fees derived from the arrangement of financing and energy management such as commercial purchasing of pre-paid electricity credits. MEG focuses on commercial EV rather than passenger personal EV, as commercial EV is on an accelerated adoption path when compared to consumer EV adoption – which is expected to take between ten to fifteen years. We focus on four distinct commercial vehicles types with supporting income streams: 1) Closed-area heavy commercial, in areas such as Mining, Airports, and Sea Ports; 2) Last-mile delivery light commercial; 3) Buses and Coaches; 4) Taxis. The purchase and financing of vehicles provides for one-time fees and the charging and energy management provides for recurring revenue streams.

In May 2019, the Company signed an agreement with iUnicorn (also known as Shenma Zhuanche) to form a strategic joint venture (“JV”) that will focus on green finance and integrated marketing services for new energy taxi vehicles as part of Ideanomics’ Mobile Energy Group (“MEG”). The Company agreed to contribute advisory and sales resources which include arranging ABS-based auto financing with its bank partners, and will have 50.01% ownership interest in the JV and will have control of the board. iUnicorn, which will own 49.99% of the JV, agreed to contribute its vehicles sales orders in Sichuan province. The JV will generate revenues from commissions on vehicle sales order and ABS fees related to the financing, which will vary accordingly to manufacturer and vehicle model.

In July 2019 the Company made an equity investment in Glory Connection Snd. Bhd, (Glory) a vehicle manufacturer located in Malaysia. Glory’s principal operating entity is Tree Manufacturing which holds the only license granted so far to a domestic entity for the manufacture of electric vehicles in Malaysia and is in the process of setting up its manufacturing and assembly capabilities.

In September 2019, the Company entered into a revenue sharing agreement with First Auto Loan, one of the leading taxi finance companies in the PRC under which the Company’s MEG business unit would assist First Auto secure a funding pool for taxi finance and in return MEG will receive a commission on each loan written by First Auto Loan. The funding pool is led by Dasheng Licheng Lease Financing with additional funding provided by a consortium of large Chinese insurance companies.

The Company has preferred purchasing agreements with a number of EV manufacturers including Jianghuai Automobile Group Co. (frequently known as JAC), Geely Auto Group and Beijing Foton Motor Company and EV battery manufacturers including Contemporary Amperex Technology (frequently known as CATL) and Yinlong Energy Co Ltd. Under the terms of these preferred purchasing agreements the Company receives preferred pricing and volume discounts for EV and EV batteries purchased through these partners.

In November 2019, the Company announced an agreement with China’s Yunnan province under the terms of which Yunnan, in its capacity as the PRC’s province responsible for China’s Belt and Road initiative in the ASEAN countries, will make an investment into the Company’s Malaysian headquartered Tree Technologies subsidiary. The terms of this investment are under negotiation.

The Company has entered into a sales referral agreement with Zhitong 3000 (Zhitong) an operator of a SaaS platform for the management of commercial truck fleets. This agreement will enable to Zhitong to broaden the services offered to its customers by providing access to MEG’s vehicle purchasing and financing platform. MEG will earn its normal fees for any business transacted by customers of Zhitong on the MEG platform.

In September 2019, the company entered into a framework agreement with the China National Petroleum Corporation Nanjing (PetroChina), one of the world largest oil companies. The Company and PetroChina will negotiate an agreement under which the Company will earn a commission for each charge at a EV fast charging station financed by investment from the Company’s EV financing consortium which includes Three Georges, Tianda Energy, Ding Fang and Palcan Energy.

In August 2018, the Company entered into an agreement with National Transport Capacity (NTC) (also known as National Transport of Shenzhen) under which the Company receives an origination fee for any ABS transactions for assets that NTC originates through its platform.

In August 2019 the Company entered into a joint venture agreement with Golden Concord Holdings Limited (GCL) thru which GCL took a 49.9% equity interest in logistical vehicle unit of the Company’s MEG subsidiary. As consideration for the 49.9% interest, GCL made an exclusive commitment to introduce sales of 500,000 EVs to MEG over three years. The transaction includes performance criteria with share-based claw back formula in the event that GCL does not meet its committed targets.

In December 2019 the Company purchased a controlling interest in Tree Technologies Sdn Bhd (“Tree Technologies”) a company that holds the distribution license for the EV’s manufactured by Glory’s Tree Manufacturing subsidiary. In addition to the distribution license, Tree Technologies has a 99 year lease on 250 acres of vacant land zoned for industrial development in the Gebeng Industrial Area adjacent to Kuantan Port. Kuantan is the capital city of the state of Pahang on the east coast of Peninsular Malaysia. The Company intends to develop this land and lease it to Tree Manufacturing for the manufacture of EVs.

Ideanomics Capital

The Company’s Ideanomics Capital business unit consists of the Delaware Board of Trade (DBOT) and Intelligenta.

The Delaware Board of Trade is a broker dealer that also operates an Alternative Trading System (ATS) focused on the trading of traditional OTC securities. The Company purchased DBOT in July 2019 and has been implementing a new trading platform to improve its competitive position in the trading of traditional OTC securities and provide enhanced functionality to allow for the trading of digital securities when all necessary regulatory approvals have been obtained.

In the third quarter of 2020 the Company sold its loss making EKAR ETF for a de minimis amount, this sale eliminated approximately $0.4 million of annual operating expense.

Intelligenta (formerly BDCG)

Intelligenta is a pre-revenue company focused on delivering AI driven solutions for the financial services industry. Intelligenta has a license from BBD to adapt BBD’s solutions for use in the US market.

Between December 2017 and April 2018, we formed BBD Digital Capital Group Ltd., a New York corporation (“BDCG”), as a joint venture with management partner Seasail, an affiliate of Big Business Data (“BBD”). In April 2019 the Company rebranded the name BDCG to Intelligenta. We hold approximately 60% of the equity interest of Inteligenta and have the power to appoint three of the five directors of the board of Intelligenta. Intelligenta focuses on developing AI-driven financial data services as well as building transactional platforms for index, futures and derivative trading, for both global commodity and energy clients. Planned financial data services also include risk management solutions, platforms for trading derivatives and indices, and debt and credit product offerings, with the primary objective being enhancing trading and risk management strategies.

We believe we can leverage Intelligenta’s AI services for the creation of financial products, risk ratings and indexing, and selection and recommendation systems on behalf of key stakeholders. By using AI technology to analyze the digital securitized assets we intend to develop, we aim to elevate not only the quality of the financial product, but also interactions among stakeholders. We also intend to design the digital securitized assets we develop to have data attributes that can be integrated into Intelligenta’s approach for processing financial data.

FinTalk

In September 2018, we entered into an agreement for the acquisition of FinTalk, a secure mobile messaging, collaboration and information services platform that delivers encrypted text and media messaging, with high performance large file transfer capabilities. The company has determined through analysis that the technology is rapidly changing and the cost of maintaining this does not justify further investment.

Blockchain And AI Technologies

The Company considers deploying blockchain & AI technologies, where appropriate, to be an important part of its strategy of building new businesses and disrupting established businesses and processes. The Company does not develop proprietary blockchain or AI technologies, the company will license the necessary technology.

Non-Core Assets

The company has identified a number of business units that it considers non-core and is evaluating strategies for divesting these assets. The non-core assets are Grapevine, a marketing and ecommerce platform focused on influencer marketing, and FinTech Village a 58-acre development site in West Hartford, Connecticut.

Sources and availability of raw materials

The Company does not directly manufacture any products, consequently it is not dependent on a reliable source of materials to operate its business. However, the Company’s partners that manufacture EVs and batteries do depend on a ready supply of raw materials and consequently a shortage of raw materials would adversely impact their manufacturing process and, potentially, indirectly impact the Company’s revenues as it may not be able to complete orders that it had received.

Seasonality

The Company’s MEG division operates in the market for fleet sales of commercial EVs and the Company expects that orders and sales will be influenced by the amount and timing of budgeted expenditure by its customers. Typically, the Company would expect to see higher sales at the start of the year when companies start executing on their capital programs and at the end of the year when companies are spending any surplus or uncommitted budget before the new budget cycle commences. The Company’s MEG division is building out its network and has not generated sufficient orders to allow it to establish with any degree of certainty an expected pattern of seasonality.

Working Capital requirements

The Company’s MEG division is still in the development stage and its business model continues to evolve, however, management does not believe that the MEG divisions anticipated business model will require substantial amounts of working capital as it does not anticipate holding material amounts of inventory or offering customers extended payment terms. The Company’s Tree Technologies subsidiary will require substantial amounts of investment to build out its distribution business. It is the Company’s intention to fund this with borrowings secured against Tree Technologies assets, however the Company may need to fund all, or a material portion of the investment if the Tree Technologies is not able to raise the required capital to set-up and operate the business. The Company will continue to raise funds to support its US based Head Office functions and its US based operating subsidiaries until such time as the operations become cash flow positive.

Trade marks, patents and licenses

The Company’s Intelligenta business operates under a license granted by Seasail Ventures. The license does not have a stated term.

Customer Concentration

The Company is in the process of building out its Mobile Energy Group subsidiary and has not yet reached a stage of development where the loss of any single customer would have a material adverse effect on the Company.

Reliance on government contracts

The Company does not contract directly with the government of the PRC, however it does have joint ventures, partnerships and agreements with the State Own Entities (SOE) described above. Additionally, the rate at which commercial fleets convert to EV is heavily influenced by federal and provincial policies in the PRC as they relate to clean air and adoption of EV technology. Consequently, the Company’s results may be adversely impacted by changes in regulations in the PRC.

Competitive business conditions, competitive position in the industry and methods of competition

Mobile Energy Group

The Company’s MEG business unit is focused on the PRC and the ASEAN Region. The most important drivers for the development of the commercial fleet EV market in the PRC are federal and provincial regulations relating to clean air and electronic vehicles including subsidies and incentives to help owners of fleets of commercial vehicles to convert from combustion engines to EV. The government of the PRC has a stated policy of converting all taxis and buses to EV by the end of 2022. The speed at which fleet operators convert to EV is highly correlated with government regulations, targets and related subsidies and incentives. If the government of the PRC, or a municipality, changes the regulations, targets, incentives or subsidies then the rate at which fleet operators convert their vehicles to EV could slow down which in turn may lead to lower revenues for the Company. Additionally, the rate, and form in which, the commercial fleet EV market develops is dependent upon the development of new financing and lending structures that address the different collateral and resale values of the battery and vehicle. For vehicles with Internal Combustion Engines the power source, i.e. the engine, and the car body are one integrated unit, however EVs are designed with the intention of the battery being easily removed from the vehicle to enable fast recharging through “swapping’ of batteries. Additionally, the EV market is still developing and there is a very limited history of resale values for lenders to use when calculating resale values when evaluating a financing application.

The Company operates through a network of joint ventures, partnerships and formal and informal alliances; consequently, its competitive position could be adversely impacted if one of the members of the alliance was not able to meet the demand for its products or goes out of business.

Ideanomics Capital

The Company’s Ideanomics Capital business unit operates in sectors that are undergoing rapid change.

The Delaware Board of Trade is a broker dealer that also operates an Alternative Trading System for the trading of OTC equities, this is market which is undergoing rapid change as retail focused stock brokers introduce zero commission trading for their clients and the industry continues to consolidates as large financial firms acquire national stock brokers. These changes make for a very difficult competitive environment. The Company has applied for regulatory approval to broker digital securities and tokens, this is a nascent market which the Company believes has good long term potential.

Intelligenta is developing a platform for AI driven decision making and risk management for financial data. The company is developing proof of concepts.

Preferred Stock

The Company has a multi-tiered capital structure that includes Series A Preferred Stock.

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. The holders of the Series A Preferred Stock are entitled to ten (10) votes for each one (1) share of common stock that is issuable upon conversion of a share of Series A Preferred Stock (each of the 7,000,000 shares of Series A Preferred Stock is convertible into 0.1333333 shares of Common Stock, or a total of 9,333,330 votes). Except as required by law, all shares of Series A Preferred Stock and all shares of common stock shall vote together as a single class.

Conversion. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into ten (10) fully paid and nonassessable shares of common stock, subject to adjustment as provided in the Certificate of Designation.

Dividends. The Series A Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event. For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series A Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

CORPORATE INFORMATION

Ideanomics, Inc. (formerly China Broadband, Inc., Seven Stars Cloud Group, Inc. and WeCast) was incorporated in Nevada on October 19, 2004 pursuant to a reorganization of a California entity formed in 1988. Prior to January 2007 we were a blank check shell company. On January 23, 2007, we acquired CB Cayman, which at the time was a party to the cooperation agreement with our PRC-based WFOE, in a reverse acquisition transaction. Our principal executive offices are located at 1441 Broadway, Suite 5116, New York, NY 10018, and our telephone number is (212) 206-1216. Our corporate website address is www.ideanomics.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

We are currently, and may in the future be, subject to substantial litigation, investigations and proceedings that could cause us to incur significant legal expenses and result in harm to our business.

The Company and certain of its former officers and directors are defendants in a purported class action captioned Rudani v. Ideanomics, Inc., et al, pending in the United States District Court for the Southern District of New York against the Company.   The Amended Complaint alleges violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934.  Among other things, the Amended Complaint alleges purported misstatements made by the Company in 2017 and 2018.  The Company and certain of its current and former officers and directors are also defendants in a consolidated purported securities class action captioned In Re Ideanomics, Inc. Securities Litigation, pending in the United States District Court for the Southern District of New York, which alleges violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 arising from certain purported misstatements by the Company beginning in March 2020 regarding its MEG division.  The Company is also a nominal defendant, and certain of its former officers and directors are named as defendants, in a consolidated shareholder derivative action pending in the United States District Court for the Southern District of New York, captioned In re Ideanomics, Inc. Derivative Litigation which alleges violations of violations of Section 14(a) of the Securities Exchange Act of 1934, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and corporate waste and seeks monetary damages and other relief on behalf of the Company. The Company is also a nominal defendant, and certain of its former officers and directors are named as defendants, in a shareholder derivative action pending in the United States District Court for the District of Nevada, captioned Zare v. Wu, et al., 20-cv-608, which alleges breach of fiduciary duties, gross mismanagement, and contribution against certain defendants under Section 10(b) and 21D of the Securities Exchange Act of 1934. While the Company believes that these lawsuits are without merit and plans to vigorously defend itself against these claims, there can be no assurance that the Company will prevail in the lawsuits. The Company cannot currently estimate the possible loss or range of losses, if any, that it may experience in connection with these litigations.

As disclosed in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2020, the Company is subject to an SEC investigation. The company is cooperating with the SEC’s investigation and cannot predict the outcome of the investigation.

We are exposed to potential liabilities and reputational risk associated with litigation, regulatory proceedings and government investigations and enforcement actions. In addition, we are obligated to indemnify and advance expenses to certain individuals involved in certain of these proceedings. Further, volatility in our stock price may also make us vulnerable to future class action litigation.  Any adverse judgment in or settlement of any pending or any future litigation or investigation could result in payments, fines and penalties that could adversely affect our business, results of operations and financial condition. Regardless of the merits of the claims and the outcome, legal proceedings have resulted in, and may continue to result in, significant legal fees and expenses, diversion of management’s time and other resources, and adverse publicity. Such proceedings could also adversely affect our business, results of operations and financial condition.

Our results of operations in the future could be adversely impacted by the COVID-19 pandemic, and the duration and extent to which it will impact our results of operations remain uncertain.

In December 2019, a novel strain of coronavirus, termed COVID-19, was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. In March 2020 the World Health Organization characterized the outbreak as a “pandemic”, and the pandemic has been declared a National Emergency by the United States Government. The growth of the COVID-19 pandemic has created significant volatility and uncertainty and economic disruption. The extent to which the COVID-19 pandemic impacts our business, operations, financial results and financial condition will depend on numerous evolving factors that are uncertain and cannot be predicted, including: an economic downturn that could affect demand for electric vehicle supply equipment and related services; the duration and scope of the pandemic; government, business and individuals’ actions taken in response; the effect on our partners, customers and the demand for our services and products; disruptions to the global supply chain; our ability to sell and provide our services and products, including as a result of travel restrictions and people working from home; disruptions to our operations resulting from the illness of any of our employees; restrictions or disruptions to transportation, including reduced availability of ground or air transport; the ability of our customers to pay for our services and products; and any closures of our, our partners’, our suppliers’ and our customers’ facilities. In addition, the impact of COVID-19 on macroeconomic conditions may impact the proper functioning of financial and capital markets, foreign currency exchange rates, commodity and energy prices, and interest rates. Any of these events could amplify the other risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and could materially adversely affect our business, financial condition, results of operations and/or stock price.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus, if any, for general corporate purposes, including for general working capital purposes, which may include the repayment of outstanding debt.

DESCRIPTION OF CAPITAL STOCK

Description of Common Stock

We are authorized to issue up to 1,500,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Description of Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both or have voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Series A Preferred Stock

On July 30, 2010, we filed a Certificate of Designation with the Secretary of State of Nevada establishing a new series of our preferred stock designated as “Series A Preferred Stock.” A summary of the Certificate of Designation is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Series A Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock established by our board of directors.

Voting. The holders of the Series A Preferred Stock are entitled to ten (10) votes for each one (1) share of common stock that is issuable upon conversion of a share of Series A Preferred Stock. Except as required by law, all shares of Series A Preferred Stock and all shares of common stock shall vote together as a single class.

Conversion. Each share of Series A Preferred Stock is convertible, at any time at the option of the holder, into ten (10) fully paid and nonassessable shares of common stock, subject to adjustment as provided in the Certificate of Designation.

Dividends. The Series A Preferred Stock is only entitled to receive dividends when and if declared by our board of directors.

Liquidation. Upon the occurrence of a liquidation event, the holders of the Series A Preferred Stock then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.50 per share, as may be adjusted from time to time, plus all accrued, but unpaid dividends, before any payment shall be made or any assets distributed to the holders of common stock or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred Stock in respect of the right to participate in distributions or payments upon a liquidation event. For purposes of the Certificate of Designation, a “liquidation event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and upon the election of the holders of a majority of the then outstanding Series A Preferred Stock shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Company is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of Federal income tax consequences; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our common stock and/or preferred stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock and/or preferred stock upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the shares of common stock and/or shares of preferred stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as senior, subordinated debt and/or convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;

•	any limit upon the aggregate principal amount that may be issued;

•	the maturity date or dates;

•	the form of the debt securities of the series;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities;

•	the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities, and the depositary for such global security or securities;

•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request,

•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

•	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

The indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	pay principal of and premium and interest on any debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, a depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities, unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the other securities described in this prospectus.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the net proceeds from the sale of the securities

•	any delayed delivery arrangements

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities may be listed.

•	Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, also known as an At-the-Market offering, or “ATM”, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions at market prices on the securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

All securities we offer, other than shares of our Common Stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any shares of our Common Stock sold pursuant to a prospectus supplement will be quoted on the OTC Markets Group Inc.’s OTCQB tier. We may apply to list any other securities sold pursuant to a prospectus supplement but we are not obligated to do so. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Sherman & Howard L.L.C., Las Vegas, Nevada.

EXPERTS

The consolidated balance sheets of Ideanomics, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended December 31, 2019, and related notes (collectively referred to as the “financial statements”), have been audited by B F Borgers CPA PC, independent registered public accounting firm, as stated in their report, which includes explanatory paragraphs as to the Company’s ability to continue as a going concern and emphasis of a matter, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus (other than with respect to information furnished under Item 2.02 or Item 7.01 of any Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary):

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 16, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 11, 2020; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 10, 2020; our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 9, 2020;

•	our Current Report on Form 8-K filed with the SEC on January 2, 2020, January 7, 2020, January 10, 2020, January 29, 2020, January 29, 2020, February 6, 2020, March 17, 2020, April 6, 2020, May 13, 2020, May 20, 2020, May 22, 2020, June 5, 2020, June 9, 2020, June 24, 2020; August 11, 2020, September 10, 2020, October 26, 2020, November 9, 2020, November 12, 2020, December 3, 2020, December 18, 2020, December 22, 2020, December 29, 2020, December 31, 2020, January 8, 2021 and January 8, 2021;

•	the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on May 29, 2012, including any amendment or reports filed for the purposes of updating this description; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 55 Broadway, 19th Floor, New York, NY 10006, phone number (212) 206-1216.

$75,000,000

Ideanomics, Inc.

Convertible Note

PROSPECTUS SUPPLEMENT

October 25, 2021